Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-132283) pertaining to the August Technology Corporate 1997 Stock Incentive Plan and Registration Statement (Form S-3 No. 333-149704) and Prospectus of Rudolph Technologies, Inc. for the registration of 3,500,000 shares of its common stock, of Rudolph Technologies, Inc. of our report dated March 5, 2009, with respect to the consolidated financial statements and schedule of Rudolph Technologies, Inc., and the effectiveness of internal control over financial reporting of Rudolph Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young
Metropark, New Jersey
March 5, 2009

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